Exhibit 4.33

Loan Agreement

between

Beijing Chezhiying Technology Co., Ltd.

and

Fang Xing

August 24, 2025

CONTENTS

1.	DEFINITIONS AND INTERPRETATIONS	3
2.	LOAN	4
3.	CONDITIONS PRECEDENT	6
4.	REPRESENTATIONS AND WARRANTIES	6
5.	UNDERTAKINGS	7
6.	ENFORCEMENT	10
7.	CONFIDENTIALITY	11
8.	DISPUTE RESOLUTION	12
9.	INDEMNITY	12
10.	MISCELLANEOUS	12

THIS LOAN AGREEMENT (this “Agreement”) is entered into on August 24, 2025 in Haier Industrial Park, Laoshan District, Qingdao, the People's Republic of China (“PRC”, for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan)

by and between

(1) Beijing Chezhiying Technology Co., Ltd., a wholly foreign owned enterprise duly incorporated and validly existing under the law of the PRC, with its registered address at Room1117, F/11, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (“Party A”);

and

(2) Fang Xing, a PRC citizen, holder of identification card number ****** whose residential address is ****** (“Party B”).

(Above-mentioned parties are solely referred as a “Party”, and collectively as the “Parties”)

Recitals

A. Party B acquired the equity interest of a PRC domestically funded limited company named Beijing Shengtuo Hongyuan Information Technology Co., Ltd. (the “Company”) in Beijing, PRC, jointly with the other shareholder (i.e. Zhou Shenglei), and holds 50% of the equity interest of the Company (“Equity Interests”);

B. Now, Party A has provided Party B with a loan to be used for the purposes of acquiring the equity interest of the Company in accordance with this Agreement. In accordance with the terms and conditions of this Agreement, Party A agrees to provide an interest-free loan in the amount of RMB 5,000,000 (the “Loan”).

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Unless otherwise provided in this Agreement, the following terms shall have the meanings set forth below:

Designated Party means a third party as designated by Party A;

Event of Default means an event as described in Article 2.3;

Equity Option Agreement means the Equity Option Agreement to be entered into by and among Party A, Party B and the Company dated on August 24, 2025;

Equity Interest Pledge Agreement means the Equity Interest Pledge Agreement to be entered into by and between Party A, Party B dated on August 24, 2025;

Power of Attorney means an irrevocable Power of Attorney issued by Party B conferring all his rights as a shareholder of the Company to Party A or the Designated Party dated on August 24, 2025;

Repayment Notice means a written notice from Party A to Party B for purposes of the repayment of the Loan.

1.2 Interpretations. All headings used are for reference purposes only and do not affect the meaning or interpretation of any provision. Any reference to an Article is to an article of this Agreement. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference to a day, month or year is to a calendar day, month or year. The use of the masculine shall include the use of the feminine, and vice versa.

2. LOAN

2.1 Amount. Party A has provided to Party B, and Party B has received from Party A, the Loan. The Loan shall be interest free.

2.2 Term. The term of the Loan shall continue indefinitely until such time as Party B receives a Repayment Notice and fully repays the Loan, or an Event of Default occurs unless Party A has sent a notice indicating otherwise within 15 calendar days after it is aware of such event.

2.3 Event of Default. For purposes of this Agreement, an Event of Default is deemed to have occurred if any of the following were to apply to Party B:

2.3.1 a proceeding is commenced against him under any applicable bankruptcy, insolvency, reorganization, court mediation, or other similar law;

2.3.2 he makes or attempts to make any fraudulent use or any unauthorized transfer of the Loan or the Equity Interests;

2.3.3 he dies or his capacity to perform civil acts is lost or limited;

2.3.4 he is charged with a criminal offense;

2.3.5 any third party institutes a court action against him claiming over RMB 50,000;

2.3.6 Party B breaches any of its covenants or other obligations under this Agreement, and such breach has not been remedied within 15 calendar days after receiving Party A’s written notice requiring remedy;

2.3.7 the representations and warranties made by Party B prove to be false or misleading in any material respect;

2.3.8 any indebtedness, guarantee or other obligation of Party B, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the scheduled date; or (ii) has become due and is not repaid or performed as scheduled and thereby causes Party A to regard Party B’s capacity to perform the obligations specified herein as having been adversely affected;

2.3.9 Party B is incapable of repaying his debts as they become due;

2.3.10 the Agreement is illegal as a result of any applicable laws or Party B is restricted from continuing to perform its obligations as specified herein;

2.3.11 any approval, permits, licenses or authorization from any applicable governmental entity (and registration or filing procedure) required for the Company to provide value added telecommunications services in respect of its information services business via the Internet in the PRC are withdrawn, suspended, invalidated or materially amended, or Party B adversely affects the aforesaid approval, permits, licenses or authorization (and registration or filing procedures) of the Company;

2.3.12 any approval, permits, licenses or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid are withdrawn, suspended, invalidated or materially amended;

2.3.13 any property owned by Party B is altered or damaged and thereby causes Party A to deem that the capability of Party B to perform the obligations stated herein have been adversely affected; or

2.3.14 Party B defaults under either of the Equity Interest Pledge Agreement or the Equity Option Agreement.

2.4 Repayment Date. Unless otherwise agreed by Party A in writing, the Loan borrowed by Party B, any portion of the Loan and any other payment in arrears, if applicable, under this Agreement shall become due and payable five Business Days after Party A gives written notice to Party B demanding repayment in accordance with Article 6.1 (Repayment Date). Without Party A’s express prior written consent, the Loan shall not be repaid and shall continue indefinitely until the Repayment Date.

2.5 Form of Repayment. Unless agreed by the Parties in writing, the Loan may only be repaid in the form specified in Article 6.

2.6 Purpose of Loan. Party B has accepted the Loan provided by Party A and hereby agrees and covenants that the Loan shall be used only to acquire the equity interest of the Company. Without Party A’s prior written consent, Party B shall not use the Loan for any other purpose, or sell, assign, transfer, pledge or otherwise dispose of any legal rights or benefits in connection with, or create any security interest over, the Equity Interest to any third party.

3. CONDITIONS PRECEDENT

Drawdown of the Loan by Party B shall, unless specifically waived by Party A in writing, be conditional upon the fulfillment of all of the following conditions precedent:

3.1 Representations and Warranties. All the representations and warranties provided by Party B in Article 4.2 are true, complete and correct, and shall remain true, complete and correct on the date of such drawdown, as if they are provided on such date.

3.2 No Breach. Party B shall not have breached any of his undertakings provided in Article 5, and no event which may affect the performance of Party B’s obligations hereunder shall have occurred or be likely to occur.

4. REPRESENTATIONS AND WARRANTIES

4.1 Party A’s Representations and Warranties. Party A represents and warrants as follows:

4.1.1 it is a company incorporated and validly existing under the laws of PRC;

4.1.2 it has the power to enter into and perform this Agreement, and its execution and performance of this Agreement is in compliance with the business scope of Party A and the provisions of its articles of association or other constituent documents;

4.1.3 the execution and performance of this Agreement by it will not result in a breach of any laws, regulations, authorizations, or agreement to which it is subject; and

4.1.4 this Agreement shall constitute its legal, valid, and binding obligations, and is to be enforceable against it.

4.2 Party B’s Representations and Warranties. Party B represents and warrants as follows:

4.2.1 he has and shall maintain the full power and authority to enter into this Agreement and to perform his obligations hereunder;

4.2.2 the execution and performance of this Agreement by himself will not result in a breach of any laws, regulations, authorizations, or agreement to which he is subject;

4.2.3 this Agreement shall constitute his legal, valid, and binding obligations, and is to be enforceable against himself;

4.2.4 there are no civil, criminal or administrative, claims, actions, suits, investigations or proceedings pending or threatened against him which, based on his knowledge, would materially and adversely affect this Agreement and the performance thereof;

4.2.5 there is no provision of any agreement, enforceable judgment or order of any court binding on him or affecting his property, which would in any way prevent or materially adversely affect his execution or performance of this Agreement;

4.2.6 the execution and performance of this Agreement and the realization of Party A’s rights hereunder will not violate any mortgage right, contract, judgment, decree or law that is binding upon him or his assets;

4.2.7 with the exception of the Equity Interest Pledge Agreement, the Equity Option Agreement and the Power of Attorney, he has not: (a) created any pledge, charge or any other security over any of the Equity Interests; (b) offered to transfer any of the Equity Interests to any third party; (c) issued an undertaking to any third party regarding any offer to purchase any of the Equity Interests; or (d) entered into any agreement to transfer any of the Equity Interests to any third party; and

4.2.8 no dispute, action, arbitration, administrative procedure or other legal proceeding (potential or actual) regarding himself and/or any of the Equity Interests in existence or pending.

5. UNDERTAKINGS

5.1 Party B’s Undertakings relating to the Company. Party B undertakes to vote his total interest in the Company and to take all other necessary actions to ensure that the Company:

5.1.1 will obtain or complete all the necessary governmental approvals, authorizations, licenses, registrations and filing procedures to own its assets and to engage in the businesses specified in the operational scope of its business license;

5.1.2 will not supplement, change, or modify in any way its articles of association or other constituent documents, increase or reduce its registered capital, or alter its shareholding structure without the prior written consent of Party A;

5.1.3 will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any asset, business or legal or beneficial interest, or permit the creation of any other security interest over the same without the prior written consent of Party A;

5.1.4 will not incur, inherit, warrant or permit the existence of any Loan without the prior written consent of Party A;

5.1.5 will not enter into any contracts or extend any loan or credit to any party or provide any guarantee or assume any obligation of any party without the prior written consent of Party A;

5.1.6 will provide all information relating to its operations and financial affairs to Party A upon the request of Party A;

5.1.7 will not merge, consolidate with any third party, or acquire or invest in any third party, without the prior written consent of Party A;

5.1.8 will notify Party A immediately should any legal action, arbitration or administrative procedure relating to its assets, operations or income arises or is likely to arise;

5.1.9 will execute all necessary or appropriate agreements, take all necessary or appropriate actions and make all necessary or appropriate defenses for the purpose of maintaining all rights and proprietary interests in respect of its assets;

5.1.10 will not pay dividends or distributions of any kind to its shareholders without the prior written consent of Party A;

5.1.11 will strictly observe all of the provisions under this Agreement, the Equity Interest Pledge Agreement, the Equity Option Agreement and the Power of Attorney and shall not cause any act or omission to take place which may impair the validity and enforceability of those documents; and

5.1.12 will promptly notify Party A in writing of the occurrence of any event which may materially affect its assets, obligations, rights or operations.

5.2 Undertakings of Party B. Party B further undertakes as follows:

5.2.1 he will not sell, transfer, mortgage, pledge, grant any option rights or otherwise dispose of any of the Equity Interests, or permit the creation of any other security interest in the Company without the prior written consent of Party A;

5.2.2 he will ensure that the shareholders’ meeting of the Company shall not approve any sale, transfer, pledge or other disposal of the Equity Interests, or permit the creation of any other security interest over the same without the prior written consent of Party A;

5.2.3 he will ensure that the shareholders’ meeting of the Company shall decide on any matter only with the prior written instruction of Party A;

5.2.4 he will notify Party A immediately if and when any legal action, arbitration, or administrative procedure relating to the Equity Interests arises or is likely to arise;

5.2.5 he will enter into all necessary or appropriate agreements, take all necessary or appropriate actions, file all necessary or appropriate and make all necessary or appropriate defenses for the purpose of maintaining ownership of the Equity Interests at the instruction of Party A;

5.2.6 he will not cause any actions and/or omissions which may materially and adversely affect the assets, operations or liability of the Company without the prior written consent of Party A;

5.2.7 he will, upon the request of Party A, appoint any person nominated by Party A as a director of the Company;

5.2.8 in the event that the Party A or the Designated Party purchases the Equity Interests pursuant to the Equity Option Agreement, he shall apply the proceeds therefrom to repay the Loan to Party A;

5.2.9 he will promptly notify Party A in writing of the occurrence of any event which may materially affect his assets, obligations, rights or operations;

5.2.10 he shall issue the Power of Attorney simultaneously when entering into this Agreement;

5.2.11 the Equity Option Agreement shall be validly executed, pursuant to which Party B shall grant Party A or the Designated Party with an exclusive option to purchase the Equity Interests, to the extent permitted under PRC law;

5.2.12 the Equity Interest Pledge Agreement, the Equity Option Agreement, and the Power of Attorney shall be in full effect and free of default, and all relevant filing or registrations procedures, approvals, and governmental proceedings shall have been obtained or completed;

5.2.13 he will strictly observe all the provisions and perform all of his obligations under this Agreement, the Equity Interest Pledge Agreement and the Equity Option Agreement, causing no actions nor failing to take any actions that may impair the validity or enforceability of this Agreement, the Equity Interest Pledge Agreement or the Equity Option Agreement;

5.2.14 he shall maintain as strictly confidential the existence and provisions of this Agreement, as well as any correspondence, resolutions, ancillary agreements and any other documentation associated herewith; and

5.2.15 he will not be entitled to any dividend or profit distribution of the Company and will not request or receive any of the same without the prior written consent of Party A. If such dividends or other distributions are distributed to him from the Company, he will immediately and unconditionally pay or transfer to Party A any such dividends or other distributions in whatsoever form obtained from the Company as a shareholder of the Company at the time such payables arise, after having deducted and paid any and all relevant taxes and expenses applicable as a result of his receipt of such dividends or other distributions.

6. ENFORCEMENT

6.1 Repayment of Loan.

6.1.1 Upon the occurrence of either an Event of Default or a decision by Party A, in its sole discretion, to demand repayment of the Loan or any portion of the Loan, Party A may at its discretion issue a notice (Repayment Notice) to Party B requiring repayment of the Loan or any portion of the Loan and any other payment in arrears under this Agreement.

6.1.2 Party B shall repay the Loan by transferring the Equity Interest to Party A or the Designated Party, as directed by Party A, by signing and delivering an agreement for the transfer of the Equity Interest satisfactory to the Party A from the form to the substance.

6.1.3 If Party B fails to comply with its repayment obligations under this Agreement, late payment interest shall be assessed at the rate of 0.3% per day upon the outstanding amount of the Loan and shall be payable from the Repayment Date until the date on which the total amount of the overdue loan, overdue interest and other monies payable to Party A are fully settled.

6.2 Notification. Party B shall immediately notify Party A in writing of the occurrence of any event set forth in Article 2.3 or any circumstance which may lead to the occurrence of any such event as soon as Party B knows or is aware of such event or circumstance.

7. CONFIDENTIALITY

7.1 Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all information relating to or arisen from this Agreement, or made available under this Agreement to a party or any associate thereof (the “Confidential Information”). Without the prior written consent of the other party, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other party immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation. Notwithstanding anything to the contrary above, Party A shall have the full right to disclose any Confidential Information to its shareholders, affiliates or professional advisors.

7.2 Obligations upon Termination. Upon termination of this Agreement, either party shall, at the request of the other party, return any document, material, database, equipment, or software containing the Confidential Information to the other party. If, for any reason, such document, material, database, equipment, or software cannot be returned, either party shall destroy all the Confidential Information belonging to the other party and delete such Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

7.3 No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

8. DISPUTE RESOLUTION

8.1 Governing Law. This Agreement shall be governed by the laws of the PRC.

8.2 Consultation and Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

8.3 Dispute Resolution. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be submitted to the competent court of the place where this Agreement is executed.

9. Indemnity

Party A agrees to indemnify and hold harmless Party B for any damages, fines or penalties solely incurred in his capacity as a shareholder or any other positions (including, without limitation, those of legal representative and director) directly as a result of the establishment of the Company and the operation of the Company’s business in contravention of PRC law; provided, however, that in no instance will Party A provide such indemnification if Party B has engaged in fraud or willful misconduct or has breached or is in breach of this Agreement.

10. MISCELLANEOUS

10.1 Notices. All notices or other communications sent by either party shall be written in English or Chinese, and delivered in person, by mail or telecopy, to the other party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the 10th day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the 4th day of the delivery date to an internationally certified delivery institution shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A: Beijing Chezhiying Technology Co., Ltd.

Address: Room 1117, F/11, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China

Tel: +8610-59857001

Attn: Zhou Shenglei

Party B: Fang Xing

Address: ******

Tel: ******

Attn: Fang Xing

10.2 Entire Agreement. This Agreement, the Exclusive Technology Consulting and Service Agreement, the Equity Interest Pledge Agreement, the Equity Option Agreement, and the Power of Attorney from Party B to Party A in favor of Party A shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

10.3 Amendment. Without the prior written consent of Party A, Party B shall not amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

10.4 No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of either party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

10.5 Severability. The provisions of this agreement are severable from each other. The invalidity of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

10.6 Successors. This Agreement shall be valid and binding on the parties, their successors and permitted assigns.

10.7 Assignment. Party A may transfer or assign any or all of its rights and obligations under this Agreement to any of its designated parties (natural person or legal entity) at any time. In such circumstances, the transferee or assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the transferee or assignee is Party A hereunder. When Party A transfers or assigns the rights and obligations under this Agreement, at the request of Party A, Party B shall execute the relevant agreements and/or documents with respect to such transfer or assignment. Party B shall not assign any of its rights or obligations hereunder without the prior written consent of the Party A.

10.8 Effectiveness. This Agreement shall be established upon its signing by all the parties or their respective authorized representative, and shall become effective upon the Completion Date under the Share Sale&Purchase Agreement entered into by and between CARTECH HOLDING COMPANY and Yun Chen Capital Cayman on

February 20, 2025, and shall be deemed terminated as of the date when the Loan has been repaid in full.

10.9 Language and Counterparts. This Agreement is prepared in 2 sets of originals both in English and Chinese. Each party shall hold 1 set. Chinese articles shall prevail over English articles in case of any inconsistency.

[The space below has been intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has duly executed or has caused this Agreement to be duly executed in its name and on its behalf by the officer or representative duly authorized, on the day and year first above written.

Party A: Beijing Chezhiying Technology Co., Ltd.

Company Seal: /s/ Beijing Chezhiying Technology Co., Ltd.

Loan Agreement

IN WITNESS WHEREOF, each of the parties hereto has duly executed or has caused this Agreement to be duly executed in its name and on its behalf by the officer or representative duly authorized, on the day and year first above written.

Party B: Fang Xing

/s/ Fang Xing

Loan Agreement